APPENDIX A
FUND(S)
Williams Capital Government Money Market Fund
Williams Capital Government Money Market Fund II
Williams Capital Liquid Assets Fund
Williams Capital Treasury Inflation Protected Fund
Williams Capital U.S. Treasury Fund
Dated: September 29, 2009
distribution